Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 No. 333-205462 of Aytu BioScience, Inc. of our report dated September 28, 2015 relating to our audit of the financial statements of Aytu BioScience, Inc., which appears in this Annual Report on Form 10-K as of and for the year ended June 30, 2015.

/s/ EKS&H LLP

September 28, 2015

Denver, Colorado